                                                                    Exhibit 10.5

                               TREX COMPANY, INC.

                        DESCRIPTION OF ANNUAL BONUS PLAN

        Trex Company, Inc. (the "Company") maintains an annual discretionary incentive bonus plan for the benefit of its executive officers, other officers, managers and certain other key employees of the Company. Potential bonuses are specified as a percentage of the employees' annual base salary or salary range midpoint, depending on grade level. Such percentage levels are approved by the Compensation Committee of the Board of Directors annually. Bonuses are paid in the form of cash awards and stock options (valued based upon the Black-Scholes valuation model). At the beginning of each fiscal year, the Compensation Committee sets the financial objectives that the Company must achieve for individuals to qualify for bonus payments.